EXHIBIT 4.7

[TO BE PLACED ON CLAYTON WILLIAMS ENERGY, INC. LETTERHEAD]

NOTICE OF GRANT OF STOCK OPTION

Pursuant to the terms and conditions of the Clayton Williams Energy, Inc. Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Stock Option Agreement, attached as Appendix B (the “Option Agreement”), you are hereby granted an option (this “Option”) to purchase shares of Stock under the conditions set forth in this Notice of Grant of Stock Option (the “Notice”), in the Option Agreement, and in the Plan.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Check one (and only one) of the following:

☐ Incentive Stock Option (This Option is intended to be an Incentive Stock Option (as defined in the Plan).)

☐ Nonstatutory Stock Option (This Option is not intended to be an Incentive Stock Option (as defined in the Plan).)

Optionee:

Date of Grant:	, 20 (“Date of Grant”)

Number of Shares:

Exercise Price:	$ per share

Note: In the case of an Incentive Stock Option, the Option Price must be at least 100% (or, in the case of a 10% shareholder of the Company, 110%) of the Fair Market Value (as defined in the Plan) of a share of Stock on the Date of Grant.

Expiration Date:	, 20

Note: In the case of an Incentive Stock Option, this date cannot be more than ten years (or in the case of a 10% shareholder of the Company, more than five years) from the Date of Grant.

Vesting Schedule:

Subject to the other terms and conditions set forth herein, the Option Agreement and in the Plan, this Option may be exercised in cumulative installments as follows, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the following applicable dates, this Option will become exercisable with respect to: (a) 1/3 of the Option Shares on the one year anniversary of the Date of Grant, (b) 1/3 of the Option Shares on the two year anniversary of the Date of Grant and (c) 1/3 of the Option Shares on the three year anniversary of the Date of Grant, such that the Option will become exercisable with respect to 100% of the Option Shares as of the three year anniversary of the Date of Grant.

Subject to Section 2(f) of your Agreement, any portion of the Option that has not become vested and exercisable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason.

By accepting this Option, you acknowledge your receipt of this Option granted on the Date of Grant indicated above, which has been issued to you under the terms and conditions of this Notice, the Plan and the Option Agreement, including the vesting and risk of forfeiture provisions set forth therein.  You acknowledge that if the purchase price of the Stock under this Option is less than the Fair Market Value of such Stock on the date of grant of this Option, then you may incur adverse tax consequences under sections 409A and/or 422 of the Code.  You further acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Stock on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Notice and your receipt, holding and exercise of this Option, (c) in deciding to enter into this Notice, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you.  You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of this Notice and your receipt, holding and exercise of this Option.

In addition, you are consenting to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law.  This consent shall be effective for the entire time that you are a participant in the Plan.

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CLAYTON WILLIAMS ENERGY, INC.,
a Delaware corporation

By:

Name: [ ]
Title: [ ]

Attachments:

Appendix A – Clayton Williams Energy, Inc. Term Incentive Plan

Appendix B – Stock Option Agreement

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Appendix A

Clayton Williams Energy, Inc.
Long Term Incentive Plan

A-1

Appendix B

Stock Option Agreement

B-1